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Media: Deanne Eagle, Cameron Associates – 917-837-5866

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Enters into Preliminary Research Agreement with Konica Minolta Opto in Anticipation of Asian Distribution; Plan to Initiate Screening Trials for LuViva Advanced Cervical Scan

NORCROSS, GA (July 20, 2011) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP), developer of a rapid and painless biophotonic testing platform for the early detection of cancer, today announced that it has entered into a preliminary agreement with Konica Minolta Opto, Inc. of Tokyo, to conduct clinical and market research for the LuViva™ Advanced Cervical Scan product in certain Asian markets. As part of the agreement, the two companies also plan to conduct a clinical trial to establish screening claims for LuViva, as a method to replace the Pap test for early cervical disease detection in international markets.

“We are very pleased to expand our relationship with Konica Minolta beyond our work on esophageal cancer detection and monitoring technology,” said Mark L. Faupel, Ph.D., President and CEO of Guided Therapeutics, Inc. “In addition to gaining an excellent potential marketing partner in Asia, of equal importance is the initiation of a clinical trial to establish screening claims for cervical disease for our non-invasive, point-of-care test. The prospect of opening up the cervical screening market for our product would expand the market opportunity for LuViva exponentially.”

“We are pleased to extend our relationship with Guided Therapeutics to cervical disease for the Asian market,” said Akira Suzuki, General Manager, LC Business Department for Konica Minolta Opto. “We believe that LuViva will bring better healthcare benefits to women in both highly sophisticated markets, such as Singapore, and developing countries in Asia as well.”

Under the initial one year agreement, Guided Therapeutics will sell LuViva demonstration and clinical trial devices and single-use disposable Cervical Guides to Konica Minolta. The screening clinical trial, sponsored by Konica Minolta, is planned to be conducted in key Asian markets. Konica Minolta is also responsible for receiving clearances or approvals for LuViva in certain Asian countries, not including South Korea. Once each clearance is granted, Konica Minolta will have right of first negotiation for distribution of LuViva in that territory.

“In multiple clinical studies involving more than 3,000 women, the LuViva has consistently demonstrated superior performance to the standard of care, including the Pap test, human papillomavirus (HPV) testing and biopsy,” Dr. Faupel added.

Cervical Cancer is a Global Problem

According to the World Health Organization, the world has a population of 2.3 billion women ages 15 years and older who are at risk of developing cervical cancer. Current estimates indicate that every year 529,828 women are diagnosed with cervical cancer and 275,128 die from the disease.

About The Technology Platform

The Guided Therapeutics biophotonic disease detection platform, which consists of a base unit and single-patient-use calibration disposable, scans tissue with light to identify cancer and pre-cancer painlessly and non-invasively. The proprietary, patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike traditional tests, the Guided Therapeutics test does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly unnecessary testing.

About Konica Minolta Opto

Konica Minolta Opto, Inc. was inaugurated on October 1, 2003, following the integration of the former Konica Opto Corporation and the optics division, parented by the optical system operations of the former Minolta Co., Ltd. Our scope of business can be roughly divided into two categories: optical product development centered on our proprietary, cutting-edge optical technology; and the development and manufacturing of electronic components, including triacetyl-cellulose (TAC) films for use in LCD polarizing plates and glass dry plates used for production of shadow masks. Parent company Konica Minolta Holdings markets several medical devices, including digital mammography, and has over 1,000 medical device sales personnel in Asia. Visit www.konicaminolta.com/opt/index.html for more information.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The company’s first planned product is the LuViva™ Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use.

The LuViva mark, LuViva and wave logo are trademarks owned by Guided Therapeutics, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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